Exhibit 4.5
DESCRIPTION OF CAPITAL STOCK
The following descriptions are summaries of the material terms of our Articles and our Bylaws.
Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, our Articles and Bylaws, forms of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.
We effected a one-for-six reverse stock split in connection with our listing on the Nasdaq Global Select Market pursuant to which holders of our issued and outstanding common stock immediately prior to listing our common stock on Nasdaq Global Select Market had every six shares of common stock reclassified as one share of common stock. No fractional shares were issued. We refer to this as the “Reverse Stock Split”.
General
We are authorized to issue 171,666,666 shares of capital stock, $0.001 par value per share, of which 166,666,666 are designated as common stock and 5,000,000 are designated as preferred stock.
Common Stock
As of May 31, 2022, there were 94,238,937 shares of our common stock issued and outstanding and we had (i) 13,333,333 shares reserved for issuance under the 2022 Incentive Plan and (ii) 1,833,333 shares reserved for issuance under the 2022 Non-Employee Director Stock Plan.

Dividend Rights
Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our Board out of legally available funds.

Voting Rights
Each holder of our common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, subject to any rights of our preferred stock, or series of our preferred stock, to vote together as a single class.

Liquidation Rights
In the event of our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities and the liquidation preference of any outstanding preferred stock.

Other Rights
Our common stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions.
Preferred Stock
We are authorized to issue 5,000,000 shares of Preferred Stock at $0.001 par value per share. As of the date hereof no series of preferred stock are designated for issuance and no shares of preferred stock are outstanding.

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Limitations on Liability and Indemnification Matters
Our amended and restated bylaws contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Nevada Revised Statute, or NRS.
Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability:
•for any breach of the director’s duty of loyalty to us or our stockholders;
•for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;
•under the NRS for the unlawful payment of dividends; or
•for any transaction from which the director derives an improper personal benefit.
Our Bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the NRS and allows us to indemnify other employees and agents as set forth in the NRS. Subject to certain limitations, our amended and restated bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.
We believe that provisions of our amended and restated bylaws are necessary to attract and retain qualified directors, officers, and key employees. We also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers, or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Transfer Agent
The transfer agent and registrar for our common stock is Pacific Stock Transfer Company. The transfer agent’s address and phone number is: 6725 Via Austi Pkwy, Suite 300, Las Vegas, Nevada 89119, telephone number: (800) 785-7782.
Listing
Our common stock is presently quoted on The Nasdaq Global Select Market under the symbol “APLD.”

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